SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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                           STEAKHOUSE PARTNERS, INC.
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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  solicitation materials.
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                           REPORT TO THE SHAREHOLDERS

Dear Fellow Shareholder,

I am pleased to report to you that in 2000 our Company continued to make significant improvements in its operational and financial performance. With consolidated revenues for the year ended December 26, 2000 of $131.6 million, your management team reduced the consolidated net loss to $0.6 million versus a loss of $3.9 million for the corresponding period of fiscal 1999. Based on weighted-average shares outstanding the loss per share was $0.18 versus a loss of $1.39 per share in fiscal 1999. Your management team is still not satisfied with the performance. We firmly believe our Company was clearly on track to exceeding our 2000 profit projections when our mid-west stores sales were devastated by winter storms. The Midwest hasn't seen this type of weather for many years. In spite of this fourth quarter set back, Paragon Steakhouse Restaurants generated revenues of $122.2 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $11.0 million ($6.9 million on a fully consolidated basis). Same store sales have risen 7.5% in 1999 and another 4.1% in 2000. It is worthy to note that since the Company has acquired Paragon in December 1998 it has successfully accomplished three major goals. First, we have reversed a five-year decline in same store sales. Second, we have almost tripled the store level EBITDA. Third, we have laid a strong foundation and positioned the core brands for growth. Today the right elements are in place to add significant incremental growth in profitability through new expansion. While the Company has opened only two new steakhouses since 1996 it is important to note that those steakhouses have earned annual revenues in 2000 of $3.6 million and $4.1 million respectively. These new units have produced a 2.0 x sales-to-investment ratio and have generated a 32.1% EBITDAR on total investment. Due to the compelling new unit economics, the Company plans to focus its growth on new units for the next two years.

Steakhouse Partners increased its financial strength in 2000 by completing a sale-leaseback of 19 Company owned properties for $22 million. These funds were used chiefly to pay down debt and provide additional working capital so that we may aggressively continue the operational and human capital improvements that are necessary to insure long-term cash generation and profitability. Because of this investment, as well as, our financial improvements the Company's outside accountants have removed the "going concern" issue as of our year-end audit. We believe the removal of the "going concern" is very important in regards to getting equity market support from institutional investors and providing capital for growth. With capital and our positive cash flow, we are now uniquely positioned to take advantage of many exciting opportunities in our Steakhouse segment.

We at Steakhouse Partners are looking forward to an exciting 2001. We are introducing our new Proprietorship Program, preparing for new restaurant openings and build outs, opening our first license steakhouse in Rancho Mirage, CA., eliminating non performing restaurants and participating in electronic media. We believe that these programs will drive profitability and extend our leadership in the "step-up" steakhouse category.

Best Regards,

Richard M. Lee
Chairman of the Board and
Chief Executive Officer